Exhibit 3.14

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KDI ACQUISITION LLC

(A Delaware Limited Liability Company)

This Amended and Restated Limited Liability Company Agreement, dated as of July 19, 2011 (this “Agreement”) is between KDI Acquisition LLC, a Delaware limited liability company (the “Company”), and Dynacast International LLC, a Delaware limited liability company (formerly KDI Intermediate Holdings LLC) (the “Member”).

RECITALS

A. The Company and the Member entered into a Limited Liability Company Agreement dated as of May 11, 2011 (the “Original Agreement”).

B. The Member desires to amend and restate the Original Agreement on the terms hereafter set forth.

Each of the parties agrees as follows:

Article I

Formation

Section 1.1 Formation. The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”), upon the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware.

Section 1.2 Admission of Members. By executing this Agreement, the Member is being admitted as the sole Member of the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 1.3 Name of the Company. The name of the Company is KDI Acquisition LLC. The Company shall conduct its business under such name, or under any assumed, fictitious or other name as may be determined by the Member and permitted by law.

Section 1.4 Places of Business. The principal place of business of the Company shall be located at such place as the Member may determine. The Company shall qualify to do business in such places as the Member may determine.

Section 1.5 Purpose. The purpose of the Company is to engage in any lawful business as the Member may determine, and perform any activities incidental thereto.

Article II

Capitalization

Section 2.1 Capital Contributions.

(a) Simultaneously with the execution and delivery of this Agreement, the Member is contributing $100 to the capital of the Company.

(b) Except as expressly provided in Section 2.1 hereof, the Member shall not be required to, but may in its sole discretion, make any capital contribution or lend or advance funds or property to the Company for any purpose whatsoever.

Article III

Distributions and Allocations

Section 3.1 Distributions. The Company shall make distributions (including, without limitation, interim distributions) of cash or other property to the Member at such times and in such amounts as the Member may determine.

Section 3.2 Allocation of Profit and Loss. All profit or loss of the Company for each period shall be allocated to the Member.

Article IV

Fiscal Matters

Section 4.1 Tax Returns. The Company shall prepare and file, or shall cause to be prepared and filed, all tax returns required to be filed for the Company.

Section 4.2 Elections. Except as otherwise specifically provided herein, all tax and accounting decisions and elections required or permitted to be made by the Company under applicable law shall be made by the Member.

Section 4.3 Books and Records. The Company shall maintain or cause to be maintained at its principal place of business complete and accurate books and records of the assets, business and affairs of the Company, including, without limitation:

(a) true and complete information regarding the status of the business and financial condition of the Company;

(b) a copy of the Company’s federal, state and local income tax returns for each of the last three tax years;

(c) a current list of the name, last known business, residence of mailing address of the Member;

(d) a copy of this Agreement and the Company’s Certificate of Formation and all amendments thereto and restatements thereof, together with an executed copy of any written power of attorney pursuant to which this Agreement and any certificate or amendment thereto has been executed; and

(e) true and complete information regarding the amount of cash and a description and statement of the agreed value of any property or services contributed by the Member and the date on which it became a Member.

Section 4.4 Disregarded Entity. The Member recognizes and intends that for federal income tax purposes, the Member shall constitute the single owner of the Company and the Company shall constitute an entity with a single owner, which for Federal income tax purposes, is disregarded as an entity separate from the Member in accordance with Treasury Regulations Section 301.7701-3(b)(1)(ii).

Article V

Administration

Section 5.1 Management of the Company; Power of the Member.

(a) The Member shall have the exclusive right, power and authority to manage the business, assets, operation and affairs of the Company, with all rights and powers and the full authority necessary, desirable or convenient to administer and operate the same for Company purposes, to incur, perform, satisfy and compromise all manner of obligations on behalf of the Company, and to make all decisions and do all things necessary or desirable in connection therewith.

(b) The Member may appoint such officers of the Company, with such powers and duties, as the Member may determine from time to time. Each officer shall serve at the pleasure of the Member.

Section 5.2 Bank Accounts. The Company shall maintain one or more accounts, including, without limitation, checking, cash management, money market or investment accounts, in such banks or other financial institutions as the Member may select. All amounts deposited by or on behalf of the Company in those accounts shall be and remain the property of the Company. Withdrawals from such accounts shall be made by the signatories designated by the Member.

Article VI

Dissolution and Liquidation

Section 6.1 Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) the determination of the Member;

(b) the sale or other disposition of all of the Company’s assets;

(c) the entry of a judicial decree of dissolution of the Company pursuant to the Act; or

(d) if there are no Members.

Section 6.2 Liquidation.

(a) Upon a dissolution of the Company, the Member shall take or cause to be taken a full account of the Company’s assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Company’s assets and to terminate its business and affairs. The Company’s assets, or the proceeds from the liquidation thereof, shall be applied in cash or in kind in the following order:

(i) to creditors (including the Member if it is a creditor) (other than on account of their capital accounts) to the extent otherwise permitted by applicable law in satisfaction of all liabilities and obligations of the Company, including expenses of the liquidation;

(ii) to the establishment of such reserves for contingent liabilities of the Company as are deemed necessary or desirable by the Member; provided, however, that such reserves shall be held in escrow for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Member may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with subparagraph (iii) below; and

(iii) to the Member.

(b) Following the liquidation of the Company, the Member shall file a Certificate of Cancellation of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware.

Article VII

Miscellaneous

Section 7.1 Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to choice or conflict of laws principles that would defer to the substantive laws of any other jurisdiction.

Section 7.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person or entity not a party hereto.

Section 7.3 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof and shall not have any affect on the construction or interpretation of this Agreement.

Section 7.4 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

Section 7.5 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements, relating thereto (written or oral) all of which are merged herein.

[The next page is the signature page]

The parties have executed and delivered this Limited Liability Company Agreement as of the date first written above.

KDI ACQUISITION LLC

By:	/s/ Thomas M. Wolf
Name: Thomas M. Wolf
Title: Vice President and Assistant Secretary

DYNACAST INTERNATIONAL LLC

By:	/s/ Thomas M. Wolf
Name: Thomas M. Wolf
Title: Vice President and Assistant Secretary